EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

SmartFinancial, Inc.

Knoxville, Tennessee

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-219159, 333-203449, 333-208819, 333-131006 and 333-113314, etc.) and on Form S-3 (No. 333-239479) of SmartFinancial, Inc. and its subsidiary of our report dated March 16, 2021, with respect to the consolidated financial statements of SmartFinancial, Inc. and its subsidiary for the year ended December 31, 2020, included in this Annual Report on Form 10-K.

/s/ FORVIS, LLP

(Successor to Dixon Hughes Goodman, LLP)

Atlanta, Georgia

March 16, 2023